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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _________________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report:                    November 12, 2002
(Date of earliest event reported): (November 1, 2002)



                                  LABARGE, INC
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

 001-05761                          73-0574586
(Commission File Number)                (IRS Employer Identification No.)


9900A Clayton Road, St. Louis, Missouri                63124
(Address of Principal Executive Offices)                    (Zip Code)


                                 (314) 997-0800
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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                                  LABARGE, INC.

                                    FORM 8-K

Item 2.  Acquisitions or Disposition of Assets

On November 1, 2002, LaBarge, Inc. sold the railroad industry portion of its ScadaNET Network(TradeMark) remote equipment monitoring business to GE Transportation Systems Global Signaling, LLC (GETS Global Signaling), Grain Valley, Mo.

The sale is valued at approximately $6.8 million, including $5.3 million in cash and GETS Global Signaling's assumption of approximately $1.5 million in certain liabilities. In connection with the sale, LaBarge and GETS Global Signaling have entered into a manufacturing agreement under which LaBarge will continue to produce the ScadaNET hardware. Under a separate service agreement, LaBarge will also provide back-end network services to GETS Global Signaling through the earlier of June 2003 or such date as GE TS Global Signaling integrates the services sooner.

The sale will be recorded in LaBarge's fiscal 2003 second quarter, and the Company will realize $3.2 million in cash after taxes on the transaction. On a book basis, LaBarge will record a pretax gain of $2.3 million. Because the transaction reflects the sale of intellectual property with a low tax basis, it will result in an after-tax book loss of approximately $.01 per share, and will be treated as discontinued operations.

A copy of LaBarge's Press Release dated November 4, 2002, announcing this transaction is attached hereto as Exhibit 99 and incorporated herein by reference.
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ITEM 7.  Financial Statements and Exhibits
     (b)  Pro Forma Financial Information

          At present, it is impractical for Registrant to provide required pro forma financial information relative to the transaction described in
          Item 2, above. Such financial information will be filed by an amendment to this report within 60 day after the required time for filing of this report.

     (c)  Exhibits:

          2.1  Asset Purchase Agreement
          10.1 Manufacturing Agreement
          99   Registrant's Press Release issued November 4, 2002
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2002

                                  LABARGE, INC,


                              By:  /s/Donald H. Nonnenkamp
                                 Donald H. Nonnenkamp
                                 Vice President and Chief Financial Officer